UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIAMOND POWERSPORTS, INC.
(Name of small business issuer in our charter)

Florida
(State or other jurisdiction of incorporation or organization)

3751	65-0419601
(Primary standard industrial	(I.R.S. Employer
classification code number)	Identification No.)

5150 N.W. 109th Avenue, Suite 4 - Sunrise, Florida 33351
(954) 749-8606
(Address and telephone number of principal executive offices)

Lewis S. Kimler
6950 Cypress Road, Suite 209
Plantation, Florida 33317
(954) 587-0800
(Name, address and telephone of agent for service)
Copies to:

Pierre Elliott, President	Harold H. Martin, Esquire
Diamond Powersports, Inc.	Law Offices of Harold H. Martin, P.A.
5150 N.W. 109th Avenue, Ste 4	17115 Kenton Drive, Suite 202A
Sunrise, Florida 33351	Cornelius, North Carolina 28031
(954) 749-8606 Office	(704) 584-0268 Office
(954) 749-9750 Fax	(704) 895-1528 Fax

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
[ ]

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum Offering price per Unit (1)	Proposed maximum Aggregate offering Price(1)	Amount of Registration Fee (1)
Common Stock ($.001 par value)	2,000,000 (2)	$.50	$1,000,000	$126.70
Common Stock ($.001 par value)	1,045,450 (3)	$.32	$334,544	$ 42.39
Totals	3,045,450		$1,334,544	$169.09

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, based upon the proposed public offering price per share of common stock
(2)	2,000,000 shares proposed to be offered by the Registrant.
(3)	1,045,450 shares proposed to be offered by selling shareholders.

The information in this prospectus is not complete and may be changed. Our company and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

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PROSPECTUS
DIAMOND POWERSPORTS, INC.

A Florida Corporation

3,045,450 Shares of Common Stock

Diamond Powersports, Inc. (“Diamond Powersports,” “we,” “us,” “our”) is offering for sale up to 2,000,000 shares of our common stock, $.001 par value per share, at an initial offering price of $.50 per share of common stock. The offering will commence on the date of this prospectus and will continue until all shares are sold. There is no minimum offering amount. We intend to offer the shares to the public through our officers and directors who will not be paid any commissions. We may pay participating brokers a commission of up to the maximum allowable rate. Assuming all 2,000,000 shares are sold at $.50 per share, we would recognize gross proceeds of $1,000,000, before participating brokers' commissions.

1,045,450 shares are being offered by selling security holders. Selling security holders are expected to offer and sell their shares through their own securities broker-dealers or in private transactions. See - “Plan of Distribution”. The selling security holders may sell their shares at market prices or privately negotiated prices. Assuming all these shares are sold at the market price on the date of this prospectus of $.26 per share, the selling security holders, as a group, would receive gross proceeds in the aggregate of $271,817, before broker-dealer commissions or concessions, which at the date of this prospectus the selling security holders are unable to determine and which can be expected to vary from transaction to transaction and selling security holder to selling security holder. Selling security holders may continue to offer the shares until sold, as long as we maintain a current prospectus to cover the sales. We will not receive any proceeds from sales of shares by the selling security holders. Selling security holders and brokers effecting transactions in our common stock on their behalf may be deemed to be “underwriters”, as defined in the Securities Act of 1933, as amended.

Our common stock is quoted on the OTC Bulletin Board under the symbol “DPWS”. On November 23, 2005, the reported closing price for our common stock on the OTC Bulletin Board was $.26.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Our company may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this post-effective amendment is November 23, 2005.

AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Requests for copies should be directed to the Commission’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

We have filed with the Commission a Registration on Form SB-2 of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this Prospectus or any documents incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission’s Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission’s Web site (http:// www.sec.gov).

SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes incorporated by reference in this Prospectus. The Prospectus should be read in its entirety, as this summary does not contain all facts necessary to make an investment decision.

DIAMOND POWERSPORTS, INC.

We were incorporated in Florida in May 1992 as Diamond Racing, Inc. Since 1992, we have concentrated operations primarily on the motorcycle accessory and apparel industry. Specifically, we have focused on the street motorcycle and cruiser segments of the accessory and apparel industry. Our name was changed in August of 1999 to Diamond Powersports, Inc. to reflect our management's plans to enter additional segments of the powersports apparel and accessory market. The "powersports" market consists primarily of street and off-road motorcycles, all-terrain vehicles ("ATVs"), and small watercrafts such as jet skis and powered kayaks. Our principal executive offices are located at 5150 N.W. 109th Avenue, Suite 4, Sunrise, Florida 33351. The primary telephone number is (954) 749-8606.

OUR BUSINESS

Since May 1992, we have been engaged in the business of selling motorcycle accessory and apparel, and after 1999, Powersports accessory and apparel as well. We had revenues of $1,072,771 and net losses of $256,113 for the nine months ended September 30, 2005 and $1,491,929 in revenues and net losses of $642,744 for the year ended December 31, 2004. In addition, as of September 30, 2005, we had available cash and cash equivalents of $920, which is insufficient to continue our operations. Thus, we are dependent upon additional financing to conduct our operations over the next twelve months.

As of November 23, 2005, we did not have a significant backlog of customer orders that remained to be performed by us. There are no assurances that we will be able to meet the goals that we have set for ourselves if our backlog of business does not increase significantly. We currently have 8 full-time employees.

THE OFFERING.

The Issuer:	Diamond Powersports, Inc.

The Sellers:	Diamond Powersports Inc.
Selling Shareholders

Shares Offered:
By Diamond Powersports	2,000,000 shares of common stock
By Selling Shareholders	1,045,450 shares of common stock

Estimated Offering Price:
By Diamond Powersports	$.50 per share
By Selling Shareholders	At market

Proceeds to Diamond Powersports
Gross Proceeds	$1,000,000
Estimated Net Proceeds

Proceeds to Selling Shareholders
Gross Proceeds	$271,817
Estimated Net Proceeds

Common Stock to be
Outstanding after Offering:	17,341,344 shares

Dividend Policy	We do not anticipate paying dividends on our common stock in the foreseeable future.

Use of Proceeds	We intend to use the proceeds from this Offering to fund working capital deficits.

Risk Factors	This offering involved a high degree of risk, elements of which include:

-	We had a net loss from operations for the most recent annual and quarterly period.
-	There is a risk that we may not be able to obtain the needed operating capital to run our business.
-	Introduction of new services and products by our competitors could render our services and products obsolete.
-	Since our common stock is considered a penny stock, it is a high risk investment and is subject to restrictions on marketability.
-	We have substantial near-term capital needs to run our business, and there is no assurance that we will be able to raise the necessary capital.
-	We expect that competition will intensify and new competitors will enter the market in the future.
-	Our principal stockholders control our company and its business affairs.
-	We are dependent on the experience and skills of our President.
-	Skilled, technical labor has been difficult to hire and our business depends on it.
-	We have not and do not expect to pay any dividends on our common stock.
-	There is a risk that our common stock may not trade anywhere near the offering price because of the dilution in a shareholder’s ownership percentage after the offering.
-	There is currently a limited market for our Common Stock.
-	Future sales of our common stock could put downward selling pressure on our shares, and adversely affect the market price.
-	This offering is being conducted through our officers and directors; and there is no minimum offering amount.
-	The offering price was arbitrarily determined and bears no relation to our assets, revenues, book value or other traditional criteria of value.
-	Provisions of our Articles of Incorporation and By-Law limits our ability to hold directors and officers liable for breaches of fiduciary duties.
-	According to our independent auditors, there is a substantial doubt as to our ability to continue as a going concern.

FINANCIAL SUMMARY INFORMATION.

Because this is only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information that is contained in this prospectus, including the financial statements and their explanatory notes.

Statements of Operations	For the year ended December 31, 2004	For the nine months ended September 30, 2005
Revenues	$1,491,929	$1,072,771
Cost of Sales	$816,089	$662,086
Gross profit	$675,840	$410,685
Operating expenses	$1,307,445	$661,069
Income (loss) from operations	$(631,605)	$(250,384)
Other expense, net	$11,139	$5,729
Net income (loss)	$(642,744)	$(256,113)
Net income (loss) per common share	$(.05)	Less than $(.02)

Balance Sheet	As of December 31, 2004	As of September 30, 2005
Available cash	$3,598	$920
Total current assets	$194,464	$214,530
Other assets	$14,665	$12,014
Total Assets	$449,312	$480,231
Current liabilities	$362,121	$530,425
Note Payable (current)	$45,173	$33,173
Total liabilities	$362,121	$530,425
Stockholders equity (deficiency)	$87,191	$(50,194)
Stockholders equity and Liabilities	$449,312	$480,231

RISK FACTORS

AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE THAT WE WILL EVER GENERATE SIGNIFICANT REVENUES, DEVELOP OPERATIONS, OR MAKE A PROFIT.

We had a net loss from operations for the nine months ended September 30, 2005 of ($256,113). This is attributable to new competition and customer turnover resulting in a reduction in sales. There is a risk that we may not be profitable in the future.

We had a net loss from operations for the nine months ended September 30, 2005 of ($256,113). We had a net loss from operations for the year ended December 31, 2003 of ($361,596) and a net loss from operations for the year ended December 31, 2004 of ($642,744). Our total stockholders’ deficit as of September 30, 2005 amounted to ($50,194). We may not be profitable in the future or have a positive stockholders’ equity. The recent loss for the nine months ended September 30, 2005 was primarily attributable to a decrease in sales from $1,205,357 to $1,072,771 for the period.

Our business requires significant operating capital and there is a risk that we will be unable to obtain needed capital, which would require us to curtail our operations.

We presently have limited operating capital. Current revenue from our wholesale and distribution accounts is not sufficient to maintain our presence in the market, and we are dependent upon receipt of additional capital to expand our business as intended. This offering is comprised of selling security holders only; therefore no additional capital will come into Diamond Powersports, Inc. as a result of this offering. There is a risk that we will be unable to obtain additional capital when needed after this offering, which would require us to curtail our operations.

The industry in which we operate and the market for our services is characterized by rapid technological developments, evolving industry standards, and frequent new product and service introductions and enhancements. There is a risk that the introduction of new products and services by our competitors could render our existing services obsolete and unmarketable, especially because we can not afford to keep pace with our competition.

The industry in which Diamond Powersports, Inc. operates and the market for our services is characterized by rapid technological developments, evolving industry standards, and frequent new product and service introductions and enhancements. The development and introduction of new products and services by our competitors could render our existing services obsolete and unmarketable. Our business depends in significant part on its ability to continually improve the performance, features, and reliability of its motorcycle accessories and apparel products and services, and to modify its manufacturing operations to work with new technological standards in response to both evolving demand in the marketplace and competitive products and services. Our pursuit of improved performance, new features, and necessary technological advances will require substantial time and expense, and there can be no assurance that Diamond Powersports, Inc. will succeed in adapting its products to changing technology standards and customer requirements.

Because our stock is considered a penny stock any investment in our stock is considered to be a high-risk investment and is subject to restrictions on marketability.

Our Shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, which are generally equity securities with a price of less than $5.00. Our shares will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock. These rules impose restrictions on the marketability of the common stock and may affect its market value.

We have substantial near-term capital needs, and we may be unable to obtain the additional funding in the capital markets needed to enable us to continue to operate in the future.

We do not have sufficient liquid assets to continue to operate Diamond Powersports. Accordingly, we will seek additional outside sources of capital such as conventional bank financing; however, there can be no assurance that additional capital will be available on favorable terms to us. If adequate funds are not available, we may be required to curtail operations.

In addition, we have only a limited credit facility and other committed sources of capital. We may be unable to expand credit arrangements on satisfactory terms. If capital resources are insufficient to meet our future capital requirements, we may have to raise funds by a public offering to continue our operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments. If adequate funds are not available, we may be unable to sufficiently develop our operations to become profitable.

The motorcycle accessories and apparel market is competitive and there are no substantial barriers to entry. We expect that competition will intensify and that new competitors will enter the market in the future. Our ability to compete depends on a number of factors, the failure of any number of which could cause us additional losses.

The motorcycle accessories and apparel market is competitive and there are no substantial barriers to entry. We expect that competition will intensify and that new competitors will enter the market in the future. Increased competition will result in reduced profit margins on products. Diamond Powersports, Inc. believes that its ability to compete successfully depends on a number of factors, including brand awareness and market presence; the quality of its advertising services; ease of use and timing of introductions of new products by Diamond Powersports, Inc. and its competitors; our ability to establish co-marketing relationships; and industry and general economic trends. The failure of any number of these factors could cause us additional losses.

Our principal stockholders control our business affairs in which case you will have little or no participation in our business affairs.

Currently, our principal stockholders, Pierre and Lisa Elliott, own approximately 70.2% of our common stock. As a result, they will have significant influence over all matters requiring approval by our stockholders without the approval of minority stockholders. In addition, they will be able to elect all of the members of our Board of Directors, which will allow them to significantly control our affairs and management. They will also be able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders. As a result, they will have significant influence and control over all matters requiring approval by our stockholders. Accordingly, you will be limited in your ability to affect change in how we conduct our business.

If we lose the services of our president, our business may be impaired because of his irreplaceable skills and experience.

Our success is heavily dependent upon the continued active participation of our president, Mr. Pierre Elliott. Mr. Elliott has over ten years of experience in the motorcycle accessories and apparel business as the founder of Diamond Powersports. He has 25 years of experience in various aspects of this industry, including manufacturing, wholesaling, inventory management, quality control, and retail sales. The loss of Mr. Elliott's services in the areas of sales, marketing and manufacturing could severely harm our business. We do not maintain "key person" life insurance on Mr. Elliott. However, we do have a written employment agreement with Mr. Elliott that extends through December 31, 2004. There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

Diamond Powersports, Inc. intends to expand its operations in technical areas with skilled, technical labor. If such labor is difficult to hire, we may incur serious delays and expenses in training non-technical labor.

Diamond Powersports, Inc. intends to expand its operations in technical areas, which demand skilled, technical labor. If such labor is difficult to identify and subsequently hire, we may be affected in materially adverse ways, including, among others, serious delays and expenses in training this non-technical labor or paying increased amounts to procure such labor.

There is a very real risk that the shares will not trade at anywhere near the offering price after the offering is consummated because of the increased number of shares outstanding after the offering.

There is a very real risk that the shares will not trade at anywhere near the offering price after the offering is consummated because of the increased number of number of shares outstanding after the offering and the resulting dilution in ownership percentage.

We have never paid dividends on our common stock and you may never receive dividends. There is a risk that an investor in our company will never see a return on investment and the stock may become worthless.

We have never paid dividends on our common stock. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be at the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by us in the future. Therefore, there can be no assurance that cash dividends of any kind will ever be paid. If you are counting on a return on your investment in the common stock, the shares are a risky investment.

There is currently a limited market for our Common Stock.

There is currently a limited trading market for our shares of Common Stock, and there can be no assurance that a more substantial market will ever develop or be maintained. Any market price for shares of our Common Stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may also adversely affect the market price of our Common Stock. Further, there is no correlation between the present limited market price of our Common Stock and our revenues, book value, assets or other established criteria of value. The present limited quotations of our Common Stock should not be considered indicative of the actual value of Diamond Powersports or our Common Stock

Future sales of our common stock could put downward selling pressure on our shares, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for an investor to sell his shares at any reasonable price.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could put downward selling pressure on our shares, and adversely affect the market price of our common stock. Such sales could be made pursuant to Rule 144 under the Securities Act of 1933, as amended, as shares become eligible for sale under the Rule.

This offering is being conducted by our officers and directors; there is no minimum offering amount.

We intend to conduct this offering through our officers and directors who have no experience in selling securities. In addition, there is no minimum offering amount. While we do intend to continue the offering until all shares are sold, there can be no assurance that we will sell even a minimum number of shares. Should this happen, we will utilize other means of raising capital. Our ability to continue our growth will depend on our ability to raise capital from other sources.

An arbitrary determination of the offering price increases the risk that purchasers of the shares in the offering will pay more than the value the public market ultimately assigns to our common stock and more than an independent appraisal value of us.

The offering price for the shares was arbitrarily determined by our management. The offering price bears no relation to our assets, revenues, book value or other traditional criteria of value. Investors may be unable to resell their shares at or near the offering price, if they are able to resell the shares at all.

There is limited liability of our management under our Articles of Incorporation and By-Laws and they are held harmless for certain actions under state law. Such provisions substantially limit shareholders' ability to hold officers and directors liable for breaches of fiduciary duty.

Diamond Powersports has adopted provisions to its Articles of Incorporation and Bylaws which limit the liability of its Officers and Directors, and provide for indemnification by Diamond Powersports of its Officers and Directors to the full extent permitted by Florida corporate law, which generally provides that its officers and directors shall have no personal liability to Diamond Powersports or its stockholders for monetary damages for breaches of their fiduciary duties as directors, except for breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit the shareholder's ability to hold officers and directors liable for breaches of fiduciary duty, and may require Diamond Powersports to indemnify its officers and directors. This limits a shareholder's ability to hold officers and directors accountable in general, which renders their investment more risky.

Our independent auditors have noted in their opinion that we have suffered recurring losses, negative working capital and certain debt is in default, which raises substantial doubt about our ability to continue as a going concern.

Our independent auditors prepared our financial statements assuming we will continue as a going concern. In that regard, they have noted in their opinion that we have suffered recurring losses, negative working capital and certain debt is in default, which raises substantial doubt about our ability to continue as a going concern. Our plans in regard to this condition include (1) obtaining funding from new investors to alleviate our capital deficiency, (2) refinancing existing debt on existing assets, and (2) seeking additional distribution affiliates to increase sales and improve cash flows. There can be no assurances that these plans will be successful.

USE OF PROCEEDS

The net proceeds of this offering will be $973,877 (gross proceeds of $1,000,000 less offering costs of $26,123) if all of the Shares are sold. We intend to use the net proceeds according to the following schedule:

	Shares Sold in Offering

	10%	25%	50%	100%
PROCEEDS
Gross Proceeds	$100,000	$250,000	$500,000	$1,000,000
Less Offering Costs	$(26,123)	$(26,123)	$(26,123)	$(26,123)

Net proceeds	$73,877	$223,877	$473,877	$973,877

USES
Working Capital	$73,877	$200,000	$250,000	$500,000
Advertising	$-0-	$-0-	$100,000	$200,000
Inventory purchases	$-0-	$23,877	$123,877	$273,877

Total uses	$73,877	$223,877	$473,877	$973,877

DETERMINATION OF OFFERING PRICE

Our Common Stock is traded on the OTC Bulletin Board under the symbol “DPWS”. The offering price for the shares was arbitrarily determined by our management. The offering price bears no relation to our assets, revenues, book value or other traditional criteria of value.

DILUTION

At September 30, 2005, Diamond Powersports’ net tangible book value was a negative $50,194, or $ (.003) per share of common stock, with 15,341,344 shares issued and outstanding. Net tangible book value per share represents total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding.

  Assuming the sale of the two million shares offered by Diamond Powersports under this prospectus at a public offering price of $.50 per share, of which there is no assurance, and after deducting the estimated expenses of this offering, Diamond Powersports’ pro forma net tangible book value, at September 30, 2005 would have been $923,683, or $.05 per share of common stock, with 17,341,344 shares issued and outstanding. This represents an immediate increase in net tangible book value of $.047 per share to existing stockholders and an immediate dilution of $.45 per share to new investors participating in this offering. If Diamond Powersports actually sells less than two million shares, the dilution to purchasers will increase proportionately.

Purchasers of the shares will have paid $.50 per share for two million shares, or 17 percent of issued and outstanding common stock, compared to an average price per share of $.015 paid in cash to Diamond Powersports by existing stockholders for 15,341,344 shares, or 88 percent of the issued and outstanding common stock. The cash amount paid by existing stockholders does not include the value of services received.

SELLING SECURITY HOLDERS

This prospectus covers the resale of 1,045,450 shares of our common stock. None of the selling security holders are “affiliated” with our company within the meaning of the Securities Act of 1933, as amended.

The following table sets forth the name of each selling security holder and the number of shares of common stock beneficially owned by each selling security holder, all of which is included for sale in this prospectus. Assuming the sale of all of the shares offered by each selling security holder, neither of them will own any of our shares at the conclusion of the offering.

Name	Relationship With Issuer	Amount Owned Prior to Offering	Amount To Be Registered	Amount Owned After Offering	Percent Owned Before/After Offering
Big Apple Consulting USA, Inc. (1)	Consultant	1,000,000	1,000,000	0	7.0%/Less than 1%
Greentree Financial Group, Inc. (2)	Consultant	45,450	45,450	0	Less than 1%
TOTALS		1,045,450	1,045,450	0

(1)
Big Apple Consulting USA, Inc. is a Delaware corporation, which is controlled by Marc Jablon. Big Apple Consulting USA, Inc. received the 1,000,000 shares of our common stock for investor relation services and public relations services for our Company.

(2)
Greentree Financial Group, Inc. is a Florida corporation, which is equally owned by Michael Bongiovanni and R. Chris Cottone. Greentree Financial Group, Inc. received the 45,450 shares of our common stock being registered in this offering for their assistance in preparing this registration statement.

Neither of these selling security holders informed us that he has any agreements, arrangements or understandings for the sale of his or her shares. All expenses of the registration of common stock on behalf of the selling security holders are being borne by our company.

PLAN OF DISTRIBUTION

By Diamond Powersports

Diamond Powersports is offering 2,000,000 shares of its common stock in a self-underwritten public offering. We do not intend to use an underwriter for this offering but we may use participating brokers. We intend to offer the shares of our Common Stock being registered through our officers and directors, including Pierre Elliott, Lisa Elliott, Margaret Hurley and David A. Lewis. None of these officers or directors will receive any compensation for shares sold. We may also pay participating brokers a commission of up to the maximum allowable rate to assist in our effort to sell the shares. None of our officers or directors have ever been affiliated with or employed by a securities broker-dealer. The offering will commence as of the date of this prospectus and will continue until all shares are sold. In this regard, we intend to amend this prospectus as needed. There is no minimum offering amount. We intend to offer the shares in states where we can offer them. We may concentrate our sales efforts in the state of Florida.

We plan to sell the shares directly to investors at a price of $.50 per share. We intend to use advertising and other means of public communication, including an explanation on our Web site of how to obtain a prospectus. We will receive the net proceeds from the sale of the 2,000,000 shares. There is no assurance that we will be able to sell all or any of these shares.

This prospectus is part of Post Effective Amendment No. 1 to a Registration Statement that was declared effective by the Commission on February 11, 2004. After the effective date, we sold approximately 300,000 shares of common stock pursuant to the Registration Statement, and then we ceased our selling efforts. The financial statements and certain other information contained in the prospectus and Registration Statement became stale under the Commission’s rules and regulations. Accordingly, we have filed this Post Effective Amendment No. 1 in an effort to update the prospectus and Registration Statement, and to sell the balance of the shares.

By Selling Security Holders

The selling security holders are offering 1,045,450 shares of our common stock under this prospectus. We do not have any plan, agreement or understanding with the selling security holders regarding the coordination of our offering with theirs. In the event any of the selling security holders engages an underwriter, we will be obligated to amend this prospectus to identify the underwriter and disclose the terms of the underwriter’s compensation and disclose any change in the plan of distribution.

The selling security holders may sell the shares from time to time directly to purchasers or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers. We do not expect these discounts, concessions or commissions to be in excess of those customary in the types of transactions involved. We will not receive any proceeds from the sale of shares by selling security holders.

The shares may be sold in one or more transactions at then prevailing market prices at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be in transactions, which may involve crosses or block transactions:

- On the OTC Bulletin Board or in the over-the-counter market.
- In transactions other than on the OTC Bulletin Board or on the over-the-counter market.
- Through the writing of options, whether the options are listed on an options exchange or otherwise.
- Through the settlement of short sales made after the effective date of this prospectus.

In connection with the sale of the shares, or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling security holders may also sell our common stock short, provided the sale is not made to close out their short positions, or loan or pledge their shares to broker-dealers who in turn may sell the shares.

The aggregate proceeds to the selling security holders from the sale of the shares offered by them will be the purchase price of the shares less discounts, concessions and commissions, if any. The selling security holders reserve the right to accept an, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the shares to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed securities brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and has been complied with.

The selling security holders and any underwriters, broker-dealers or agents who participate in the sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, concessions, commissions or profit they earn on any resales of the shares may be underwriting discounts or commissions under the Securities Act. Selling security holders and their agents who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Act. We have advised the selling security holders that they or persons acting on their behalf are required to deliver a copy of this prospectus when making sales of the shares.

In addition, any shares covered by this prospectus which also qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling security holder may transfer, devise or gift his shares by other means not described in this prospectus.

This offering of shares for resale by the selling security holders will begin on the date of this prospectus and continue as long as this prospectus is in effect or until the selling security holders have sold all of their shares, whichever occurs first. If required, we will distribute a supplement to this prospectus or amend the registration statement of which this prospectus is a part to describe material changes to the terms of the offering.

We are paying all of the costs for registering the shares for resale by the selling security holders. These expenses include the SEC’s filing fees and filings fees under state securities or “blue sky” laws. The selling security holders will pay all underwriting discounts, commissions, transfer taxes and other expenses associates with their resale of the shares.

Regulation M Applies To The Selling Security Holders:

We have informed the selling security holders that a selling security holder, a group of selling security holders acting together, and family members of selling security holders should not place any bid for, purchase or attempt to purchase, directly or indirectly, any of our common shares in the public market before he, or all of them in the case of a group, have sold all of our shares he or she is entitled to sell under this prospectus. Also, the selling security holders should not attempt to convince anyone else to bid for or purchase our common stock in the public market before he has sold all of his shares covered by this prospectus. To do so may violate Regulation M under the Securities Exchange Act. Any person who, directly or indirectly, bids for or effects any purchase of the common stock for the purpose of pegging, fixing or maintaining the price of our common shares, practices known as “stabilizing”, may violate Regulation M if the action does not comply with Regulation M. Furthermore, no person should engage in any activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.

LEGAL PROCEEDINGS

    We are not aware of any pending or threatened legal proceedings, in which we are involved. In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors and Executive Officers

Our Bylaws provide that we shall have that number of directors determined by the majority vote of the board of directors. Currently we have four directors. Each director will serve until our next annual shareholder meeting. Directors are elected for one-year terms. Our Board of Directors elects our officers at the regular annual meeting of the Board of Directors following the annual meeting of shareholders. Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Name	Age	Position

Pierre Elliott	43	President and CEO for Diamond Powersports; Director
Lisa Elliott	41	Chief Financial Officer, Director

Margaret Hurley	46	Director

David A. Lewis, PH.D	50	Director

Pierre Elliott has been President & CEO and Chairman of Diamond Powersports since its inception in 1992. Mr. Elliott has over 25 years experience in various aspects of the motorcycle industry including: manufacturing, wholesaling, inventory management, quality control, service and retail sales. During Diamond Powersports’ history, Mr. Elliott developed and implemented all operations and developments creating a company that started with less than 50 customers, and today retails and wholesales products over 1,500 customers in South Florida and the Caribbean. Prior to this, Mr. Elliott also owned several local ventures during a time span of five years including a restaurant, a grocery store, and home cleaning service. During this time, Mr. Elliott gained experience modifying racing bikes on a part-time basis. Prior to this, Mr. Elliott had approximately 10 years of other industry experience in employment with various local motorcycle sales and service offices. Mr. Elliott is a member of the Diamond Racing team and the National Hot Rod Association. Pierre Elliott is married to Lisa Elliott.

Lisa Elliott has served as Secretary and Director of Diamond Powersports since its inception in 1992. During her tenure she has been in charge of staffing, customer relations, and assists the accounting department. Mrs. Elliott served previously as a financial accountant for Colorfilm Video and Mobo Enterprises. During her tenure there, Mrs. Elliott was responsible for Diamond Powersports’ daily accounting transactions including accounts receivable and accounts payable. Lisa Elliott is married to Pierre Elliott.

Margaret Hurley serves in the capacity as Director of Diamond Powersports since September of 1999. Mrs. Hurley currently works as a team manager for State Farm Insurance Co. where she has been employed for the past 19 years. Mrs. Hurley’s background experience consists of defining a market and managing the marketing process. Mrs. Hurley’s responsibilities include managing market penetration and product quality control. Mrs. Hurley holds a bachelor’s degree in Criminal Justice from the University of Central Florida.

Dr. David A. Lewis serves in the capacity as Product Manager and Director of Diamond Powersports since September of 1999. Prior to joining Diamond Powersports, Dr. Lewis was the Director of Pastoral care at Covenant Life Christian Church in Ft. Lauderdale, Florida where he was employed for the last 12 years. Prior to this, Dr. Lewis owned Tropical Clima-Coat, Inc., which provided construction services to commercial and residential buildings. As the Owner/ President, Dr. Lewis managed all aspects of the business including construction operations, marketing, and accounting. Dr. Lewis has traveled to several countries outside the U.S., including Mexico, Kenya, Ecuador, Belize, and Haiti, to give seminars on organizational and corporate structure and provide corporate assistance to charitable organizations. Dr. Lewis holds his PH.D from So. Fla. Bible College and is licensed in the State of Florida as a counselor.

Promoters

We have engaged Gibraltan Financial, Ltd. for investor relations and public relations services for our Company. Our engagement with them provides that they will profile our Company to the investment community via telephone conference calls and internet news dissemination. We have paid Big Apple Consulting USA, Inc. 1,000,000 shares of our common stock for their services. A copy of our agreement with Big Apple Consulting USA, Inc. is attached as an exhibit to this registration statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information concerning the ownership of Diamond Powersports’ Common Stock as of November 23, 2005, with respect to: (i) each person known to Diamond Powersports to be the beneficial owner of more than five percent of Diamond Powersports’ Common Stock, (ii) all directors; and (iii) directors and executive officers of Diamond Powersports as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of November 23, 2005, there were 15,341,344 shares of common stock outstanding. As of November 23, 2005, there were no preferred shares outstanding.

Beneficial Owners of 5% or more of our Common Stock
(1) Title of Class	(2) Name and Address of Beneficial Owner(s)	(3) Amount and Nature of Beneficial Ownership	(4) Percent of class

Common Stock ($.001 par value)	Pierre Elliott Lisa Elliott 10145 NW 46th Street Sunrise, FL 33351	10,708,735 (1)	70.2%

Ownership of Directors and Officers
(1) Title of Class	(2) Name and Address of Beneficial Owner(s)	(3) Amount and Nature of Beneficial Ownership	(4) Percent of class

Common Stock ($.001 par value) Common Stock ($.001 par value) Common Stock ($.001 par value) Common Stock ($.001 par value)
Pierre Elliott
Lisa Elliott
10145 NW 46th Street
Sunrise, FL 33351

Margaret Hurley
10145 NW 46th Street
Sunrise, FL 33351

Dr. David A. Lewis
10145 NW 46th Street
Sunrise, FL 33351

All Directors & Officers
		10,708,735 (1) 4,000 54,000 10,766,735	70.2% **% **% 70.2%

(1)	Pierre and Lisa Elliott are the beneficial owners of the above securities and hold them as Joint Tenancy with Rights of Survivorship.
** Less than 1%

DESCRIPTION OF SECURITIES

Qualification. The following statements constitute summaries of the material provisions of Diamond Powersports, Inc.'s Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Incorporation and Bylaws, which are contained in the Exhibits to this registration statement.

Our Articles of Incorporation authorize the issuance of up to 100,000,000 Common Shares, $.001 par value per Common Share. On August 1, 1999, we amended our Articles of Incorporation to authorize 5,000,000 shares of Preferred Stock, no par value per share. Such Preferred Stock may or may not be: issued in series, convertible into shares of common stock, redeemable by the company, and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance. However, since the writing of this report, no Preferred Shares were issued and outstanding.

Common Stock. Our Common Shares have a par value of $.001 per share, and have the following rights.

Liquidation Rights. Upon liquidation or dissolution, and after payment of the Preferred Shareholders, each outstanding Common Share will be entitled to share equally in the remaining assets of Diamond Powersports legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights. There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available thereof. Diamond Powersports, Inc. has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. Our Board of Directors initially may follow a policy of retaining earnings, if any, to finance our future growth. Accordingly, future dividends, if any, will depend upon, among other considerations, Diamond Powersports, Inc.'s need for working capital and its financial conditions at the time.

Voting Rights. Holders of Common Shares of Diamond Powersports, Inc. are entitled to cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights. Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

Preferred Stock. Diamond Powersports, Inc. is authorized to issue Five Million (5,000,000) Preferred Shares, no par value per share. The rights, preferences, privileges and restrictions granted to and imposed on the Common Shares and the Preferred Shares are identical in all respects, except that the holders of the Preferred Shares may have certain conversion rights and a liquidation preference upon such issuance. Terms of the Preferred Stock would be outlined by our Board of Directors in the event of such issuance.

INTEREST OF EXPERTS AND COUNSEL

Our Financial Statements for the period ended December 31, 2004, have been included in this prospectus in reliance upon Perrella & Associates, P.A., independent Certified Public Accountants, as experts in accounting and auditing.

The Law Offices of Harold H. Martin, P.A. has rendered an opinion on the validity of our common stock being registered. Neither the firm nor Harold H. Martin, Esq. is an affiliate of Diamond Powersports, Inc.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES.

Diamond Powersports, Inc. will indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Florida, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, including an action involving liability under the Securities Act of 1933, as amended, by reason of the fact that he is or was a director or officer of Diamond Powersports, Inc., or served any other enterprise as director, officer or employee at the request of Diamond Powersports, Inc. The Board of Directors, in its discretion, shall have the power on behalf of Diamond Powersports, Inc. to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of Diamond Powersports, Inc.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

ORGANIZATION WITHIN LAST FIVE YEARS

From October 2001 to April 2002, we sold 82,820 shares of our common stock, $.001 par value, between $.25-.50 per share to unrelated investors in what was a private placement within the meaning of the rules and regulations under the Securities Act. Aggregate proceeds amounted to $34,160. We relied upon the exemption from registration provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act, and on comparable exemptions under state laws. We believe these exemptions were available because the issuances were made to accredited investors in transactions not involving a public offering and we provided investors with the disclosures required by Regulation D.

During the first quarter of 2002, we issued 400,000 shares of our common stock to Greentree Financial Group, Inc. for professional services, including:
•	Assistance in preparation of private offering documents
•	Compliance with state Blue Sky regulations
•	Compliance with the Securities and Exchange Commission's periodic reporting requirements
•	Tax and accounting services, and
•	EDGAR services
•	Preparation of interim financial information
•	Locating product vendors
•	Other consulting services

Pursuant to the above, Greentree Financial Group, Inc. assisted us with our first three quarterly reports and first annual report that will be required to be filed with the Securities and Exchange Commission. Greentree Financial Group, Inc.'s owner-employees are Michael J. Bongiovanni and Robert Cottone, who are both licensed Certified Public Accountants and have a combined twenty years experience with assisting publicly traded companies with their reporting requirements such as Forms 10-K, 10-Q, 8-K. Both individuals also maintain a Masters of Accounting degree. We valued the shares at $.50 per share, yielding an aggregate amount of $200,000. This amount was included under operating expenses in our financial statements for the six months ended June 30, 2002.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the  issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During the first quarter of 2002, 350,000 shares of our common stock were issued to Market Voice, Inc. in connection with their investor relation services for us. Market Voice's services include disseminating information on Diamond Powersports, Inc. to the public via press releases, Internet and radio. We valued the shares at $.50 per share, yielding an aggregate amount of $175,000. This amount was included in our financial statements under operating expenses for the six months ended June 30, 2002. Market Voice, Inc. also purchased 30,000 shares of common stock at $.50 per share during the first quarter of 2002. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During the first quarter of 2002, an additional 27,500 shares were issued to six of our employees and subcontractors for administrative services performed for us. We valued the shares at $.50 per share, yielding an aggregate amount of $13,750. This amount was included under operating expenses in our financial statements for the six months ended June 30, 2002. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuances were isolated private transaction which did not involve a public offering; (2) in each case, there was only one offeree, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offerees were sophisticated investors; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between each offeree and our management.

Also during the first quarter of 2002, we converted an unsecured convertible loan from a related party investor bearing interest at 8% per annum due on demand. At December 31, 2001 the balance due the investor was $17,500, including accrued interest, and it was converted into 70,000 shares of our common stock pursuant to an oral agreement made by Diamond Powersports in August 2000. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During the year ended December 31, 2003, we issued 641,500 common shares for services rendered. The shares were valued at the quoted market price on the date of issuance which ranged from $.25-.35. The aggregate market value of the shares was approximately $179,000, of which $39,920 was included in selling, general and administrative expenses in the financial statements for the nine months ended September 30, 2003. The remainder will be included in selling, general and administrative expenses in the 2003 year end financial statements. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was in isolated private transactions which did not involve a public offering; (2) in each case there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

Also during the year ended December 31, 2003, we issued 122,142 shares of our common stock for $34,200. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was in isolated private transactions which did not involve a public offering; (2) in each case there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During the year ended December 31, 2004, we issued 2,288,516 common shares for services rendered which were valued at the quoted market price on the date of issuance which ranged from $.25-.35. The aggregate market value of the shares was approximately $745,974, which was included in operating expenses in the year end financial statements. 325,000 shares were retired which resulted in decreases of $54,000 in compensation expense and $37,500 in consulting expense in the year end financial statements. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was in isolated private transactions which did not involve a public offering; (2) in each case there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

Also, during the year ended December 31, 2004, we issued 895,000 shares of our common stock for $346,645. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was in isolated private transactions which did not involve a public offering; (2) in each case there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During the nine months ended September 30, 2005, we sold 239,761 shares for $33,000 at prices ranging from $.13 to $.20. This amount was included under operating expenses in our financial statements for the nine months ended September 30, 2005. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuances were isolated private transaction which did not involve a public offering; (2) in each case, there was only one offeree, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offerees were sophisticated investors; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between each offeree and our management.

Also, during the nine months ended September 30, 2005, we issued 282,000 shares of stock as employee compensation.   These shares were issued at the fair market value at the date of issuance, generally ranging from $.10 to $.20 per share.    50,000 shares of stock were issued for consulting services with a fair market value of $12,500, and another 50,000 shares were issued at $.20 per share for stock sold in February 2005 for the purpose of raising working capital. This amount was included under operating expenses in our financial statements for the nine months ended September 30, 2005. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuances were isolated private transaction which did not involve a public offering; (2) in each case, there was only one offeree, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offerees were sophisticated investors; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between each offeree and our management.

DESCRIPTION OF BUSINESS

Unless the context requires otherwise, the terms "We," "Our" and “Us” refer to Diamond Powersports, Inc., a Florida corporation, and any predecessors. Originally incorporated in May 1992 in Florida as Diamond Racing, Inc., the name was changed in August of 1999 to Diamond Powersports, Inc. to reflect management’s plans to enter additional segments of the powersports apparel and accessory market. The “powersports” market consists primarily of street and off-road motorcycles, ATVs, and small watercrafts such as jet skis and powered kayaks.

Since 1992, our Diamond Powersports, Inc. has concentrated operations primarily on the motorcycle accessory and apparel industry. Specifically, we have focused on the street motorcycle and cruiser segments of the accessory and apparel industry.

Description of Business

Our operations primarily involve motorcycle accessory and apparel manufacturing and distributing, specializing in affordable brand name and after-market products. Through our emphasis on budget pricing and high quality products, we have developed a market in the motorcycle accessory and apparel industry. We currently operate one office that is maintained by a management team of three individuals. The present geographic area we operate includes primarily the Dade County, Broward County, and South Palm Beach County areas of South Florida. Additional markets have also developed in the Caribbean islands.

Marketing for our products is accomplished through print ads in newspapers and magazines as well as wholesale referral. Additionally, we utilize a network of industry wholesale buyers to sell large product quantities.

The motorcycle accessory and apparel industry is highly competitive with respect to price, service, quality, and location. There are numerous competitors in the motorcycle accessory and apparel industry such as Dennis Kirk, Chaparral and Motorcycle Stuff that possess substantially greater financial, marketing, personnel and other resources than Diamond Powersports. There can be no assurance that we will be able to respond to various competitive factors affecting the business. We plan to gain a competitive advantage over our competitors in the motorcycle accessories and apparel industry by offering quality products and services at a low price.

Our services include international shipping and a thirty day refund policy, which many industry distributors do not currently offer. We believe our product prices, product quality and good customer service will differentiate our products from our competitors. For example, many of our listed prices currently match or are lower than the advertised prices of our major competitors. In addition, the aluminum metal alloy used in our lowering links and top clamps is a 7075 alloy that has been tested by Kaiser Aluminum, a non-affiliate, to be stronger than most traditional metal alloys. Our other products use a 6061 alloy that is slightly less in strength than the 7075 alloy but remains stronger than most of our competitors products. There are some competitors currently using the 6061 alloy in their products but we are not currently aware of any other companies using 7075 aluminum alloy in lowering links or top clamps. Also, we offer next day shipping on our products and our customer service professionals have an average of five years in the motorcycle industry which allows them to better serve our customers. However, since many of our competitors have greater brand loyalty and more capital resources than we do, there can be no assurance we will be successful in gaining that competitive advantage in our marketplace.

The main markets for Diamond Powersports are individual retail customers and wholesale buyers and no single customer makes up more than ten percent of the total revenues of Diamond Powersports, Inc. We do not expect that this will change in the future.

We have eight full-time employees. We also have two management consultants that are each independently contracted with by Diamond Powersports, Inc. to service and provide financial consulting and services relating to this registration statement on Form SB-2, which is being filed with the Securities and Exchange Commission.

Our product line consists primarily of the following:
•	Air filtersFuel valvesThrottle assemblies
•	Air shiftersGasketsTires
•	Carburetors IgnitionsTransmission and clutch parts
•	ChainsPiston kitsValves
•	CylindersRace engine valvesVelocity stacks
•	Exhaust systemsRPM limitersWheels
•	Frame slidersSprocketsOther racing components

We currently manufacture and assemble the frame sliders, wheels, lowering links, adjustable kick stands and top clamps. Other products are purchased on a wholesale basis from manufacturers. We accomplish our manufacturing either in our warehouse facility or through our arrangements with five local machine shops with whom we have written agreements to manufacture all our parts. The agreements are exclusive for the parts they make for us and can be cancelled by either party with a written notice. We do not typically provide installation services for our products.

Diamond Powersports does not expect that any single customer will account for more than ten percent of our business. At the present time there is no need for governmental approvals, though this may change in the future.

The Diamond Powersports, Inc. staff is projected to increase by 2 to 4 new employees for the next twelve months. The three managers that are presently on staff will supervise these new employees.

Manufacturing and Distributing

Our inventory consists of products which we either purchase from wholesalers or manufacture under our brand name Diamond Powersports. Of our 2,500 total square feet of facility, 900 square feet is dedicated to manufacturing, assembly and packaging of our products. In addition, we have written agreements with five local machine shops to manufacture all our parts. The agreements are exclusive for the parts they make for us and can be cancelled by either party with a written notice. However, we still assemble, package, and ship the products from their locations. We do not typically provide installation services for our products.

Environmental Law Compliance

There are no current existing environmental concerns for our manufacturing or our products and services. If this changes in the future, we make every effort to comply with all such applicable regulations.

REPORTS TO SECURITY HOLDERS

After the effective date of this document, we will be a reporting company under the requirements of the Securities Exchange Act of 1934 and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 100 F Street, N.E., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The discussion contained in this prospectus contains “forward-looking statements” that involve risk and uncertainties. These statements may be identified by the use of terminology such as “believes”, “expects”, “may”, or “should”, or “anticipates”, or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled “risk factors,” as well as those discussed elsewhere in this prospectus.

DIAMOND POWERSPORTS

We were incorporated in Florida on May 13, 1992 to engage in the business of distributing motorcycle parts and accessories primarily in the South Florida area. Our products and services are offered to both retail consumers and wholesale buyers. Orders for our products are typically shipped in one to three days from the time of order. All retail and wholesale orders are fulfilled from our warehouse location in Sunrise, Florida. We do not have a retail showroom. Our retail customers typically locate Diamond Powersports through either our product catalog or print advertisements in industry publications. Our long-term plans include opening a retail location in Ft. Lauderdale, Florida. However, no formal developments of this plan have been made as of the date of this registration statement.

We have developed a strategy to expand our operations. Currently, this business plan includes:

•	Growing our revenues through new product offerings. During 2001, we released several new products including frame sliders, wheels, lowering links, adjustable kick stands and top clamps.
•
Increase the marketing of our products to additional geographical areas. Although we currently deliver our products on a national and international basis, we focus the majority of our marketing efforts within the South Florida marketplace. We plan to increase our marketing efforts to other markets. For example, we have looked into marketing such areas as central Florida and North Carolina.

•
Reducing costs of sales through strategic vendor relationships. Many of our vendors have orally agreed to provide discounts or additional credit terms if our volume of buying increases. We believe an increase in our purchasing will reduce our cost of sales as a percentage of sales.

•
Obtain additional funding. Currently, our assets and income are insufficient to fund our business plan. We may need to raise capital through debt or a follow on stock offering. We presently have no commitments for either of these sources of funding. Our business plan may be adversely affected if we are unable to raise additional capital.

Results of Operations

For the periods ended September 30, 2005 and 2004 and for the years ended December 31, 2004 and 2003.

Sales
Sales for the nine months ended September 30, 2005 were $1,072,771 versus sales of $1,205,357 for the same period in 2004, a decrease of 11%. Sales for the year ended December 31, 2004 were $1,491,929 versus sales of $888,047 for the year ended December 31, 2003, an increase of 68%. We attribute the decrease in sales for the nine months ended September 30, 2005 to the advent of two major hurricanes.  The hurricanes caused Diamond Powersports to shut down due to a loss of electrical power and to the closing of many sport bike dealerships throughout the Mississippi valley area.  We attribute the increase in sales from December 31, 2004 to December 31, 2005 to new and improved parts as well as a growing awareness of our products. We expect to increase sales in the fourth quarter due in part to the signing of a distributor agreement with the largest international motorcycle parts dealer. Product sales consisted primarily of the following:

•	Oil pansKickstandsExhaust brackets
•	Oil plugsBar endsLicense plate brackets
•	Block mirror plates IgnitionsHeed guards
•	ChainsChain guardsFrame sliders
•	Lowering linksRace engine valvesSprockets
•	Front end strapsTires

All revenues were from unrelated third parties and were made to retail consumers and wholesale buyers.

Cost of Goods Sold
The cost of goods sold includes the purchase price for our parts and accessories plus other direct costs associated with making the products available for resale. It is customary to experience variations in the cost of sales as a percentage of net sales based on the types of products sold. Our gross margins typically range between [15-30]%.

The cost of goods sold for the nine months ended September 30, 2005 was $662,086 versus $580,891 for the same period in 2004. The cost of goods sold for the year ended December 31, 2004 was $816,089 versus $446,680 in the same period in 2003. Cost of sales as a percentage of sales for 2004 was 55%, and for 2003 was 50%.

We expect cost of sales as a percentage of sales to decrease to around 40% of total sales for fiscal year 2005 through increasing sales of products with better margins. For example, our frame sliders, wheels, lowering links, adjustable kick stands and top clamps were introduced last year which have between a 90-300 percent price markup, depending on whether they are sold wholesale or retail. If we can successfully grow our revenues through sales of these higher margin products, our cost of sales as a percentage of sales should be lower in future periods. In addition, volume discounts will be available to us if we are successful in achieving sales growth in the future, which will further reduce our cost of sales as a percentage of sales.

Expenses
Selling, general and administrative expenses for the nine months ended September 30, 2005 and 2004 were $292,439 and $270,850, respectively, an increase of $21,589. The increase in expenses was primarily attributable to increases in rent, freight and transportation costs.

Selling, general and administrative expenses for the years ended December 31, 2004 and 2003 were $405,229 and $221,964, respectively, an increase of $183,335. The increase was primarily attributable to the minimal fixed cost increases incurred in our lease, the increase in advertising expenses, board compensation, shipping expenses, and estimated uncollectible accounts in the amount of $11,000. Also, the start of a traveling showroom contained in a semi truck and tractor trailer in 2004 caused increases in travel expenses.

Common stock issued for services for the nine months ended September 30, 2005 and 2004 were $63,500 and $285,843, respectively, a decrease of $222,343. The decrease in expenses was due to a reduction in the number of outsourced service providers that were getting paid with stock.

Consulting fees for the years ended December 31, 2004 and 2003 were $17,681 and $319,962, respectively, a decrease of $302,281. The decrease was primarily attributable to payments made in the prior year to an investor relations firm whom we did not engage in 2004.

Payroll expenses for the nine months ended September 30, 2005 and 2004 were $305,180 and $368,256, respectively, a decrease of $63,076. The decrease was a result of reducing our staff by two managers during 2005.

Payroll expenses for the years ended December 31, 2004 and 2003 were $884,465 and $243,297, respectively, an increase of $641,168. The increase was primarily attributable to approximately $500,000 in common stock being issued to compensate officers and employees in the fourth quarter of 2004 and the addition of new staff.

We expect increases in expenses through the year 2005 as we move towards developing our business plan. We expect the increase to be primarily in sales related expenses such as advertising and salespersons' salaries.

Income/ Losses

Net loss for the nine months ended September 30, 2005 was $256,113 versus a loss of $303,678 in the same period in 2004, a decrease of $47,565. The decrease was primarily attributable to a reduction in consulting services and other expenses for the period.

Net loss for the year ended December 31, 2004 was $642,744 versus $361,596 in 2003, an increase of $281,148. The increase was primarily attributable to an increase in payroll expenses and an increase in selling, general and administrative expenses for the period. We expect to continue to incur losses through the year 2005. In addition, there can be no assurance that we will achieve or maintain profitability or that our revenue growth can be sustained in the future.

Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of labor by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources

Cash flows used in operations were $1,360 for the nine months ended September 30, 2005 versus cash used in operations of $170,727 in 2004. Cash flows for the nine months ended September 30, 2005 were primarily attributable to $75,950 in common stock issued for services and compensation and an increase in $200,392 in accounts payable and accrued expenses partially offset by increases in accounts receivable of $29,357 for the period. Cash flows for 2004 were primarily from $285,843 in issuances of common stock for services and compensation, which was offset by the net loss for the period of $403,131, an increase in accounts receivable of $75,905, an increase in inventory of $82,204 and a decrease in accounts payable and accrued expenses of $89,701.

Cash flows used in operating activities were $181,497 for the year ended December 31, 2004 versus cash used in operating activities of $13,759 in 2003. The increase in cash flows used in operating activities for 2004 were primarily attributable to the increase in net loss and the retirement of common stock and options, which was $169,050 and $65,050, respectively, due to nonperformance of the consultants, partially offset by non-cash services and compensation expense for the period of $745,974.

Cash flows used in investing activities were $169,749 for the nine months ended September 30, 2005 versus $12,007 during the same period in 2004 which was attributable to purchases of property and equipment.

Cash flows used in investing activities were $239,441 for the year ended December 31, 2004 versus $20,180 during the year ended in 2003. Cash flows used in investing activities for the 2004 year end were due primarily to purchases of property and equipment.

Cash flows provided by financing activities were $10,689 for the nine months ended September 30, 2005 versus $410,168 during the same period in 2004. Cash flows for the 2005 period included $43,000 in sales of common stock partially offset by net loan repayments of $32,311. Cash flows for the 2004 period included $332,409 sales of common stock and net loan receipts of $77,759.

Cash flows provided by financing activities were $424,536 for the year ended December 31, 2004 versus $33,939 during the year ended December 31, 2003. Cash flows for 2004 included $347,645 in proceeds from sales of common stock and $31,718 in proceeds from stockholder loans and $45,173 in proceeds from notes payable. Notes payable at December 31, 2004 includes two unsecured non-interest bearing notes payable which will mature in 2005. Cash flows from financing activities for the year ended December 31, 2003 included $17,679 in shareholder loan payable, and $48,574 in proceeds from common stock that was sold pursuant to a private offering.

Debt in default and related cure. In 2003, the note payable to bank represented a promissory note to Bank of America, N.A. collateralized by certain transportation equipment (a 1991 Fleetwood American Eagle). The equipment was a large recreational vehicle with towing capacity that we used to haul inventory to several dozen annual motorcycle races and industry trade shows. The equipment was purchased from the proceeds of the loan and was used exclusively for our business. The loan was guaranteed by one of Diamond Powersports' officers and was payable in monthly installments of approximately $911, which included interest at 10.50% per annum. The loan originally was scheduled to mature on December 11, 2013 but was in default. As a result, the bank repossessed the equipment, and the amount transferred to the officer was $64,381. During the fourth quarter of 2003, we issued 1,340,110 shares of restricted common stock to Pierre and Lisa Elliott in exchange for their agreement to payoff the camper.

Going concern opinion. As shown in our accompanying financial statements, the Company has suffered recurring losses from operations, has negative working capital, has a stockholders’ deficit and certain debt is in default that raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on developing operations, increasing revenues and obtaining new capital. Management has enacted the following plan to address these issues: (1) obtain funding from new investors to alleviate the Company's capital deficiency, (2) refinance existing debt on existing assets, (3) lease larger facilities in order to manufacture certain products thereby reducing costs and (4) market motorcycle accessories through significant, proven trade shows that produce individual orders in excess of $75,000.

Bank Lines of Credit. In 2003, Diamond Powersports had two unsecured bank lines of credit bearing interest between 10.25% and 17.9% which were due on demand. The lines of credit had a maximum credit available of $60,000. The lines of credit were guaranteed by our President, Mr. Pierre Elliott. The lines of credit had a revolving feature, similar to a credit card where minimum monthly payments are due. These minimum payments are currently around $350 per month. There was not a formal written agreement in connection with these credit lines. At December 31, 2003, the Company’s bank line of credit in the amount of $32,314 was reclassified as short-term credit card debt, and included in accounts payable. The balance on the other line of credit of $20,448 was transferred to Mr. Elliott in exchange for common stock of the Company.

We estimate we will need approximately $75,000 in additional capital during 2005. This offering is intended to address that problem. If revenues increase during 2005, we may have sufficient cash flow from operations. During the nine months ended September 30, 2005, we had a negative $1,360 in cash flow from operations.

Overall, we have funded our cash needs from inception through September 30, 2003, with a series of debt and equity transactions, primarily with related parties. With this equity financing, we are attempting to raise capital from unrelated third parties. The failure of this equity financing could have a material adverse effect on operations and financial condition.

We had cash on hand of $920 and a working capital deficit of $315,895 as of September 30, 2005. We had cash on hand of $3,598 and a working capital deficit of $167,657 as of December 31, 2004. Our working capital deficit is primarily due to current obligations in accounts payable, accrued expenses, notes payable and loans from stockholders. We will substantially rely on the existence of revenue from our business; however, we have no current or projected capital reserves that will sustain our business for the next 12 months. Currently, we have enough cash to fund our operations for about one month. This is based on current cash flows from operations and projected revenues. Also, if the projected revenues fall short of needed capital we may not be able to sustain our capital needs. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. A lack of significant revenues in 2006 will significantly affect our cash position and move us towards a position where the raising of additional funds through equity or debt financing, such as the current offering, will be necessary. Our current level of operations would require capital of approximately $10,000 to sustain operations through the year 2005 and approximately $50,000 per year thereafter. Modifications to our business plans or a new retail location may require additional capital for us to operate. For example, if we are unable to raise additional capital in this current offering we may need to curtail our number of new product offerings or limit our marketing efforts to the most profitable geographical areas. This may result in lower revenues and market share for Diamond Powersports. In addition, there can be no assurance that additional capital in the future will be available to us when needed or available on terms favorable to Diamond Powersports.

On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. We are considering opening new retail sales locations that have showrooms in 2006. Our current capital and revenues are insufficient to fund such expansion. If we choose to launch such an expansion campaign, we will require substantially more capital. The funds raised from this offering will also be used to market our products and services as well as expand operations and contribute to working capital. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected and we will have to significantly modify our plans. For example, if we unable to raise sufficient capital to develop our business plan, we may need to:

▪	Curtail new product launches
▪	Forego or postpone opening new retail sales locations, or
▪	Limit our future marketing efforts to areas that we believe would be the most profitable.

Demand for the products and services will be dependent on, among other things, market acceptance of our products, the motorcycle parts and accessories market in general, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of revenues from the sales of our products, our business operations may be adversely affected by our competitors and prolonged recession periods.

Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate a motorcycle parts and accessories distribution business to retail consumers and wholesale buyers. We plan to strengthen our position in these markets. We also plan to expand our operations through aggressively marketing our products and Company concept.

DESCRIPTION OF PROPERTY

Our executive offices are located at 5150 Northwest 109th Avenue, Suite 4 - Sunrise, Florida 33351. These offices consist of 3,500 square feet which we leased beginning in May 2003 pursuant to an operating lease. Pursuant to the terms of our lease, we currently pay $2,650 per month. Rental payments and related expense for the years ending December 31, 2004 and 2003 were $84,907 and $41,231, respectively, which as approximately $7,000 per month. We also maintain a standard general comprehensive public liability insurance policy as part of our lease agreement. We project that our current offices have adequate capacity to accommodate Diamond Powersports’ growth. If we needed additional space, our landlord has orally agreed to lease neighboring warehouse bays, which will be an additional 1,500 square feet, for an additional $1,250 per month. This new lease would carry a minimum one-year lease term.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We had a shareholder loan payable to our President, Pierre Elliott and Corporate Secretary, Lisa Elliott at December 31, 2004 which bore interest at 7% and was due on demand. At September 30, 2005, the balance due the officers was $53,638, which also included accrued interest.

In addition to the above issuances of common stock, we issued 1,340,110 shares of our common stock to Pierre and Lisa Elliott in exchange for them paying off the $77,481 related to an equipment loan for which we were in default to Bank of America.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

Our Common Stock is currently quoted on the OTC Bulletin Board under the symbol “DPWS”.

The following quotations were provided by the OTC Bulletin Board, and do not represent actual transactions; these quotations do not reflect dealer markups, markdowns or commissions.

STOCK QUOTATIONS

	CLOSING BID
Period	High	Low

1/1/04 to 3/31/04	$0.81	$0.69
4/1/04 to 6/30/04	$0.76	$0.21
7/1/04 to 9/30/04	$0.50	$0.14
10/1/04 to 12/31/04	$0.29	$0.13
1/1/05 to 3/31/05	$0.35	$0.12
4/1/05 to 6/30/05	$0.24	$0.11
7/1/05 to 9/30/05	$0.18	$0.10
10/1/05 to 11/23/05	$0.29	$0.12

(b)	Holders

The number of stockholders of our Common Stock as of the date of this prospectus is approximately 72.

(c)	Dividends

We have not declared any cash dividends with respect to our Common Stock and we do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

Penny Stock Characterization

Our Shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, which are generally equity securities with a price of less than $5.00. Our shares will then be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock. These will impose restrictions on the marketability of the common stock.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bid and offer quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account, the account’s value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the ability of selling security holders or other holders to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be adversely affected, with concomitant adverse affects on the price of our securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

We have no outstanding options and no outstanding warrants.

Agreements to Register

None

Shares Eligible for Future Sale

Upon effectiveness of this registration statement, the 3,045,450 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

Currently, 153,413 shares of our common stock are available for sale in accordance with the provisions of Rule 144. Additionally, future sales of stock owned by our affiliates may be permitted according to Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

The 3,045,450 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our “affiliates”, which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

EXECUTIVE COMPENSATION

No compensation in excess of $100,000 was awarded to, earned by, or paid to any executive officer of Diamond Powersports during the years 2004, 2003, and 2002, except as described below. The following table and the accompanying notes provide summary information for each of the last three fiscal years concerning cash and non-cash compensation paid or accrued by Pierre Elliott and Lisa Elliott, Diamond Powersports' chief executive officer and secretary for the past three years.

SUMMARY COMPENSATION TABLE
Annual Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options SARs(#)	LTIP payouts ($)	All Other Compensation ($)
Pierre Elliott Chief Executive Officer Lisa Elliott Secretary	2004 2003 2002 2004 2003 2002	121,000 110,000 100,000 65,219 59,290 38,500	- - - - - -	- - - - - -	$144,000 (2) $98,000 (1) - - $144,000 (3) - - -	- - - - - -	- - - - - -	- - - - - -

Diamond Powersports has entered into an employment agreement with Pierre Elliott. Pursuant to the agreement, Mr. Elliott serves as President, Director and General Manager for a term of 1 year, ending on December 31, 2004. Mr. Elliott shall receive an annualized base salary of $121,000 and is entitled to an incentive bonus of .5% of the gross profits. Mr. Elliott is also entitled to receive 200,000 shares of restricted common stock for 2004.

Diamond Powersports has also entered into an employment agreement with Lisa Elliott for a term of 1 year, ending on December 31, 2004. Pursuant to the agreement, Mrs. Elliott serves as Secretary, Controller and Director. Mrs. Elliott shall receive an annualized salary of $65,219, payable in installments according to the Employer’s regular payroll schedule. Mrs. Elliott is also entitled to an incentive bonus of .5% of the gross profits. Mrs. Elliott is also entitled to receive 200,000 shares of restricted common stock for 2004.

Both agreements provide for reimbursement of Diamond Powersports' expenses and may be terminated with 30 days written notice by the employee. The agreements carry a two-year non-competition agreement from the time of termination.

(1)  Includes 380,000 shares of common stock issued under our non-qualified 2003 compensatory plan (see below).
(2) Includes 200,000 shares of restricted common stock for 2003.
(3) Includes 200,000 shares of restricted common stock for 2003.

Compensation of Directors

Diamond Powersports committed itself to compensate each of its Board of Directors with 7,000 shares of its common stock per annum. Board members typically meet on a quarterly basis.

2003 Non-Qualified Stock Compensation Plan

The following table sets forth information about our 2003 Non-Qualified Stock Compensation Plan adopted by our Board of Directors on December 19, 2003 and filed with the Commission as Exhibit 10.1 to our Registration Statement on Form S-8 on December 22, 2003.

Shares remaining	Shares issuable upon	Weighted average exercise
available	exercise of options to be	price of outstanding
for future issuance	granted in the future	options

-0-	250,000	none

Pursuant to the 2003 plan, we registered 500,000 shares of common stock and 250,000 options to purchase shares of common stock at $.30 per share, for a total registration for issuance of 750,000 shares of common stock. The Compensation Committee of the Board of Directors will issue common stock and award options to employees, directors, officers, consultants, advisors and other persons associated with our company. The 2003 plan is intended to provide a method whereby our company may be stimulated by the personal involvement of our employees, directors, officers, consultants, advisors and other persons in our business and reward such involvement, thereby advancing the interests of our company and all of its shareholders. A copy of the 2003 plan has been filed as an exhibit to this registration statement.

As of the date of this prospectus, a total of 500,000 shares of common stock and no options have been issued pursuant to our 2003 Non-Qualified Stock Compensation Plan. Of this amount, 480,000 were issued to our management and 20,000 was issued to a consultant.

2005 Non-Qualified Stock Compensation Plan

The following table sets forth information about our 2005 Non-Qualified Stock Compensation Plan adopted by our Board of Directors on November 29, 2005 and filed with the Commission as Exhibit 10.1 to our Registration Statement on Form S-8 on November 29, 2005.

Shares remaining	Shares issuable upon	Weighted average exercise
available	exercise of options to be	price of outstanding
for future issuance	granted in the future	options

1,000,000	500,000	none

Pursuant to the 2005 plan, we registered 500,000 shares of common stock and 500,000 shares underlying options to purchase shares of common stock at prices to be determined by the Compensation Committee of the Board of Directors. The Compensation Committee will issue common stock and award options to employees, directors, officers, consultants, advisors and other persons associated with our company. The 2005 plan is intended to provide a method whereby our company may be stimulated by the personal involvement of our employees, directors, officers, consultants, advisors and other persons in our business and reward such involvement, thereby advancing the interests of our company and all of its shareholders. A copy of the 2005 plan has been filed as an exhibit to this registration statement.

As of the date of this prospectus, no shares of common stock and no options have been issued pursuant to our 2005 Non-Qualified Stock Compensation Plan.

FINANCIAL STATEMENTS.

DIAMOND POWERSPORTS, INC.
Balance Sheet (Unaudited)
For the nine months ended September 30, 2005

ASSETS
2005
CURRENT ASSETS
Cash and Cash Equivalents	$920
Accounts Receivable, net of allowance for doubtful accounts	59,879
Inventory	179,227
TOTAL CURRENT ASSETS	214,530

PROPERTY AND EQUIPMENT
Machinery and equipment	46,231
Furniture and fixtures	30,032
Trade show and transportation equipment	255,154
Accumulated Depreciation	(103,226)
Net Property and Equipment	228,191

OTHER ASEETS
Prepaid expenses	10,611
Deposits	1,403
12,014

TOTAL ASSETS	$480,231

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Bank overdraft	$0
Accounts payable and accrued expenses	430,997
Accrued Compensation - Stock	0
Lease Payable	12,617
Notes payable	33,173
Shareholder loan	53,638
TOTAL CURRENT LIABILITIES	$530,425

STOCKHOLDERS' EQUITY
Preferred Stock ($.001 par value, 5,000,000 authorized:
none issued and outstanding)
Common Stock ($.001 par value, 100,000,000 shares authorized:
15,341,344 shares issued and outstanding)	$15,341

Additional Paid-in-Capital	2,241,619
Accumulated Deficit	(2,307,154)
TOTAL STOCKHOLDERS' (DEFICIT)	$(50,194)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$480,231

The accompanying notes are an integral part of the financial statements

DIAMOND POWERSPORTS, INC.
Statement of Operations (Unaudited)
For the three and nine months ended September 30, 2005 and 2004

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004
SALES AND COST OF SALES:
Sales:	$339,579	$453,300	$1,072,771	$1,205,357
Cost of Sales	221,099	138,841	662,086	580,891
Gross Profit	118,480	314,459	410,685	624,466

OPERATING EXPENSES:
Common stock issued for Services	21,150	0	63,4500	285,843
Payroll expenses	112,821	191,244	305,180	368,256
Selling, general and administrative	104,267	115,080	292,439	270,850
	238,238	306,324	661,069	924,949

OPERATING INCOME (LOSS)	$(119,758)	$(8,135)	$(250,384)	$(300,483)

OTHER EXPENSE:
Interest Expense	1,679	537	5,729	3,195

NET INCOME (LOSS)	$(121,437)	$7,598	$(256,113)	$(303,678)

Net Loss Per Common Share
Basic & Fully Diluted	$(0.01)	$0.00	$(0.02)	$(0.03)

Weighted Average Common
Shares Outstanding - Basic and Fully Diluted	14,938,844	13,634,217	14,818,757	11,939,637

The accompanying notes are an integral part of the financial statements

DIAMOND POWERSPORTS, INC.
Statement of Cash Flows (Unaudited)
For the nine months ended September 30, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(256,113)	$(303,678)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation	24,000	12,125
Non-cash services and compensation expense	75,950	285,843
(Increase) decrease in operating assets:
Accounts receivable	(29,357)	(75,905)
Inventory	(18,883)	(82,204)
Deposits & Prepaid Expenses	2,651	(13,176)
Increase (decrease) in operating liabilities:
Bank overdraft	-0-	(3,031)
Accrued compensation
Accounts payable and accrued expenses	200,392	(89,701)

NET CASH USED IN OPERATING ACTIVITIES	$(1,360)	$(170,727)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	$(12,007)	$(169,749)

NET CASH USED IN INVESTING ACTIVITIES	$(12,007)	$(239,441)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock	43,000	332,409
Increase (decrease) in notes payable	(12,000)	44,691
Increase (decrease) in stockholder loans	(20,311)	33,068

NET CASH PROVIDED BY FINANCING ACTIVITIES	$10,689	$410,168

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	$(2,678)	$-

CASH AND CASH EQUIVALENTS:
Beginning of period	$3,598	$-

End of period	$920	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for interest	$1,382	$3,195
Non-cash investing and financing activities:
Common stock issued in exchange for services	$75,950	$285,843
Conversion of accounts payable into common by officer	$-	$42,000

The accompanying notes are an integral part of the financial statements

DIAMOND POWERSPORTS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2005
(UNAUDITED)

 ITEM 1.

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission.   Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  These financial statements should be read in conjunction with the financial statements and notes for the year ended December 31, 2004 appearing in the Company's annual report on Form 10-KSB as filed with the Securities and Exchange Commission.

In the opinion of management, the unaudited financial statements contain all adjustments consisting only of normal recurring accruals considered necessary to present fairly the Company's financial position at September 30, 2005, the results of operations for the three and nine month periods ended September 30, 2005 and 2004 and cash flows for the nine months ended September 30, 2005 and 2004. The results for the period ended September 30, 2005, are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2005.

NOTE 2 - GOING CONCERN CONSIDERATION

The Company has suffered recurring losses and has nominal cash flows from operations of $5,202 and has an accumulated deficit of $2,307,154 at September 30, 2005. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's continued existence is dependent upon its ability to resolve its business and liquidity problems, principally through raising additional capital and increasing its sales. Management's plans with regard to this matter are to seek additional capital for operations through either debt or equity and increase sales through creation of new products, additional distribution channels and longer term purchase agreements. These financial statements do not include any adjustments that might result from this uncertainty.

NOTE 3 - COMMON STOCK ISSUANCES

During the quarter ended September 30, 2005 the company issued 191,000 shares of stock. 141,000 were for compensation and 50,000 were issued for stock sold in February 2005.  During the quarter ended June 30, 2005 141,000 shares were issued for compensation.  During the quarter ended March 31, 2005 289,761 shares of common stock were issued by the Company, 239,761 were issued for $33,000 and 50,000 shares for consulting services.

NOTE 4 - STOCKHOLDER LOAN PAYABLE

During the quarter ended September 30, 2005 the company repaid $18,000 on a loan from the Company's President and majority stockholder and $1,022 was recorded as interest on the loan. During  the quarter ended June  30, 2005 the company repaid $9,200 on a loan from the Company's President and majority stockholder, Mr. Pierre Elliott. During the quarter ended March 31, 2005 the Company received an additional   $3,200, net, from Mr. Pierre Elliott.   The loan is unsecured, due on demand and bears interest at 7% per annum.  The loan is not evidenced by a promissory note but rather is an oral agreement between Mr. Elliott and the Company. The loan is used to fund working capital.

DIAMOND POWERSPORTS, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2005
(UNAUDITED)

NOTE 5 - OTHER MANAGEMENT DISCLOSURES

Management's Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings (Loss) Per Share - Basic earnings (loss) per share exclude dilution and is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding for the periods.

Diluted earnings per share is computed by dividing earnings available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities.

Revenue Recognition - Revenue is recognized when goods are shipped provided collection of the resulting receivable is probable. If any material contingencies are present, revenue recognition is delayed until all material contingencies are eliminated.

                                                         CONTENTS
======================================================================
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...  ........ 1

BALANCE SHEET……………………………………………   ……...............……….... 2

STATEMENTS OF OPERATIONS ........................................................................…   .. 3

STATEMENTS OF STOCKHOLDERS’ EQUITY ....................................………........... 4

STATEMENTS OF CASH  FLOWS.......................................................................…….. 5

NOTES TO FINANCIAL STATEMENTS.....................................................……...… 6-14
======================================================================

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Diamond Powersports, Inc.

We have audited the accompanying balance sheet of Diamond Powersports, Inc. as of December 31, 2004 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diamond Powersports, Inc. as of December 31, 2004 and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations, has negative working capital, has a stockholders’ deficit and certain debt is in default which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Perrella & Associates, P. A.

Pompano Beach, Florida
March 31, 2005

DIAMOND POWERSPORTS, INC.
Balance Sheet
For the Year Ended December 31, 2004

ASSETS
2004
CURRENT ASSETS
Cash and Cash Equivalents	$3,598
Accounts Receivable, net of allowance for doubtful
accounts of $11,000 in 2004 and $5,000 in 2003	30,522
Inventories, net	160,344
TOTAL CURRENT ASSETS	194,464

PROPERTY AND EQUIPMENT
Machinery and equipment	44,999
Furniture and fixtures	19,257
Trade show and transportation equipment	255,154
Accumulated Depreciation	(79,227)
Net Property and Equipment	240,183

OTHER ASEETS
Prepaid expenses	6,711
Deposits	7,954
14,665

TOTAL ASSETS	$449,312

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$242,999
Notes payable	45,173
Shareholder loan	73,949
TOTAL CURRENT LIABILITIES	362,121

STOCKHOLDERS' EQUITY
Preferred Stock ($.001 par value, 5,000,000 authorized:
none issued and outstanding)
Common Stock ($.001 par value, 100,000,000 shares authorized:
14,578,583 shares issued and outstanding)	14,579
Additional Paid-in-Capital	2,123,432
Accumulated Deficit	(2,050,820)
TOTAL STOCKHOLDERS' EQUITY	87,191

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$449,312

The accompanying notes are an integral part of the financial statements

DIAMOND POWERSPORTS, INC.
Statements of Operations
For the years ended December 31, 2004 and 2003

	2004	2003
SALES AND COST OF SALES:
Sales	$1,491,929	$888,047
Cost of Sales	816,089	446,680
Gross Profit	675,840	441,367

OPERATING EXPENSES:
Consulting fees	17,681	319,962
Payroll expenses	884,465	243,297
Selling, general and administrative	405,299	221,964
	1,307,445	785,223

OPERATING LOSS	(631,605)	(343,856)

OTHER EXPENSE:
Interest Expense	11,139	17,740

NET LOSS	$(642,744)	$(361,596)

Net Loss Per Common Share
Basic & Fully Diluted	$(0.05)	$(0.04)

Weighted Average Common
Shares Outstanding - Basic and Fully Diluted	12,411,820	9,904,700

The accompanying notes are an integral part of the financial statements

DIAMOND POWERSPORTS, INC.
Statements of Stockholders' Equity
For the Years Ended December 31, 2004 and 2003
					Common Stock to
	Preferred Stock, no Par		Common Stock, $0.001 Par		be Delivered, $0.001 Par		Additional
	Number of		Number of		Number of		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Totals

Balances, January 1, 2003	-	$-	9,495,700	$9,496	-	$-	$547,304	$(1,046,480)	$(489,680)

Issuances of common stock and exercise of	-	-	190,277	190	-	-	48,384	-	48,574
options for cash

Issuances of common stock, for services	-	-	476,080	476	140,000	140	191,441	-	192,057

Issuances of common stock, for compensation	-	-	83,000	83	1,104,531	1,104	264,940	-	266,127

Issuances of common stock, for debt	-	-	-	-	385,586	386	84,443	-	84,829

Options issued	-	-	-	-	-	-	130,105	-	130,105

Net loss for year	-	-	-	-	-	-	-	(361,596)	(361,596)

Balances, January 1, 2004	-	-	10,245,057	$10,245	1,630,117	$1,630	$1,266,617	$(1,408,076)	$(129,584)

Common stock delivered	-	-	1,630,117	1,630	(1,630,117)	(1,630)	-	-	-

Issuances of common stock, for cash	-	-	895,000	895	-	-	346,750	-	-

Issuances of common stock, for services	-	-	490,891	491	-	-	190,269	-	190,760

Issuances of common stock, for compensation	-	-	1,797,625	1,798	-	-	553,416	-	555,214

Common stock retired, from services	-	-	(280,100)	(280)	-	-	(114,770)	-	(115,050)

Common stock retired, from compensation	-	-	(200,000)	(200)	-	-	(53,800)	-	(54,000)

Options retired	-	-	-	-	-	-	(65,050)	-	(65,050)

Net loss for year	-	-	-	-	-	-	-	(680,244)	(680,244)

Balances, December 31, 2004	-	$-	14,578,590	$14,579	-	$(0)	$2,123,432	$(2,088,320)	$(297,954)

The accompanying notes are an integral part of these financial statements

DIAMOND POWERSPORTS, INC.
Statements of Cash Flows
For the years ended December 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(642,744)	$(361,596)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation	20,057	3,135
Non-cash services and compensation expense	745,974	215,187
Options issued	-	130,105
Options retired	(65,050)	-
Common stock retired	(169,050)	-
Noncash interest on Loans from Stockholders	3,800	-
(Increase) decrease in operating assets:
Accounts receivable	(4,801)	(16,591)
Inventory	(45,065)	(57,714)
Other assets	(7,250)	(7,115)
Increase (decrease) in operating liabilities:
Bank overdraft	(6,716)	5,622
Interest accrued on note payable to bank	-	9,863
Accrued compensation	8,159	(16,700)
Accounts payable and accrued expenses	(18,811)	82,045

NET CASH USED IN OPERATING ACTIVITIES	(181,497)	(13,759)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(239,441)	(20,180)

NET CASH USED IN INVESTING ACTIVITIES	(239,441)	(20,180)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock	347,645	48,574
Proceeds from stockholder loans	31,718	17,679
Proceeds from notes payable	45,173	-
Repayments on bank line of credit	-	(32,314)

NET CASH PROVIDED BY FINANCING ACTIVITIES	424,536	33,939

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	3,598	-

CASH AND CASH EQUIVALENTS:
Beginning of period	-	-

End of period	$3,598	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for interest	$11,139	$17,740
Non-cash investing and financing activities:
Increase in note payable due to interest accrued	$482	$9,863
Common stock issued in exchange for services	$75,710	$192,057
Common stock issued for compensation	$501,214	$23,130
Conversion of accrued compensation and debt into common
stock by officer	$-	$327,826
Options issued	$-	$146,869

The accompanying notes are an integral part of the financial statements

DIAMOND POWERSPORTS, INC.
Notes to Financial Statements
For the Years Ended December 31, 2004 and December 31, 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Diamond Powersports, Inc. (the “Company”) was organized under the laws of the State of Florida on May 13, 1992 to manufacture and distribute motorcycle parts and accessories to dealers and retail customers worldwide. Manufacturing operations are conducted in Fort Lauderdale, Florida.

Cash and Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management’s Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable - The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated credit risk by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts has been established for estimated uncollectible accounts in the amount of $11,000. Bad debt expense is $6,000 for 2004 and $2,000 for 2003.

Inventory - Inventory, consisting of motorcycle parts and accessories, is valued at the lower of cost or market using the first-in, first-out (FIFO) method.

Property and Equipment - Property and equipment are recorded at cost and include expenditures that substantially increase the productive lives of the existing assets. Maintenance and repair costs are expensed as incurred. Depreciation is provided using the straight-line method. Depreciation of property and equipment is calculated over the management prescribed recovery periods, which range from 5 years for equipment to 10 years for transportation equipment. Depreciation expense is $20,057 for 2004 and $3,135 for 2003.

When a fixed asset is disposed of, its cost and related accumulated depreciation are removed from the accounts. The difference between undepreciated cost and proceeds from disposition is recorded as a gain or loss.

Revenue Recognition - Revenue is recognized when goods are shipped provided collection of the resulting receivable is probable. If any material contingencies are present, revenue recognition is delayed until all material contingencies are eliminated.

DIAMOND POWERSPORTS, INC.
Notes to Financial Statements
For the Years Ended December 31, 2004 and December 31, 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-Lived Assets -The Company evaluates the recoverability of its property and equipment and other assets in accordance with Statement of Financial Accounting Standards No.144, “Accounting for the Impairment or Disposal of Long-Lived Assets”(“SFAS 144”). SFAS 144 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such assets relate. SFAS 144 excludes goodwill and intangible assets. When an asset exceeds its expected cash flows, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted the statement for the year ending December 31, 2002. No impairments were recognized during the years ended December 31, 2003 and 2004.

Fair Value of Financial Instruments - Accounting principles generally accepted in the United States require that fair values be disclosed for the Company’s financial instruments. The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, current liabilities and debt obligations, are considered to be representative of their respective fair values.

Income Taxes
The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on defer tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs. Advertising expense is $43,725 for 2004 and $30,492 for 2003.

DIAMOND POWERSPORTS, INC.
Notes to Financial Statements
For the Years Ended December 31, 2004 and December 31, 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Loss Per Share - In accordance with accounting principles generally accepted in the United States, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the respective periods (excluding shares that are not yet issued). The effect of stock options, warrants and convertible preferred stock is antidilutive for all periods presented.

Risk and Uncertainties - The Company is subject to risks common to companies in the manufacturing industry, including, but not limited to, litigation, product liability, development of new technological innovations, dependence on key personnel and protections of proprietary technology.

Recent Accounting Pronouncements
In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, (“FIN 46’) “Consolidation of Variable Interest Entities” which changes the criteria by which one company includes another entity in its consolidated financial statements. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003, and apply in the first fiscal period beginning after June 15, 2003, for variable interest entities created prior to February 1, 2003. The implementation of the pronouncement did not have a material effect on our financial condition and cash flows.

In May 2003, the FASE issued Statement of Financial Accounting Standard (“SFAS”) No. 150, ‘Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity’. The SFAS No.150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities in statements of financial position. In addition to its requirements for the classification and measurement of financial instruments in its scope, SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The implementation of the pronouncement did not have a material effect on our financial condition and cash flows.

In December 2003, the issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” rescinded the accounting guidance contained in SAB No. 101, “Revenue Recognition in Financial Statements,” and incorporated the body of previously issued guidance related to multiple-element revenue arrangements. The Company’s adoption of SAB No. 104 did not have any impact on its financial statements.

DIAMOND POWERSPORTS, INC.
Notes to Financial Statements
For the Years Ended December 31, 2004 and December 31, 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)
In March 2004, the FASB ratified EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF 03-1”), but delayed the recognition and measurement provisions of EITF 03-1 in September 2004. For reporting periods beginning after June 15, 2004, only the disclosure requirements for available-for-sale securities and cost method investments are required. The Company’s adoption of the requirements did not have a significant impact on the Company’s disclosures.

In July 2004, the FASB issued EITF Issue No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other than Common Stock” (“EITF 02-14”). EITF 02-14 requires application of the equity method of accounting when an investor is able to exert significant influence over operating and financial policies of an investee through ownership of common stock or in-substance common stock. EITF 02-14 is effective for reporting periods beginning after September 15, 2004. The adoption of EITF 02-14 will not have a significant impact on the Company’s financial statements.

On December 16, 2004, the FASB issued Statement No. 123R, “Share-Based Payment” which requires companies to record compensation expense for stock options issued to employees at an amount determined by the fair value of the options. SFAS No. 123R is effective for interim or annual periods beginning after June 15, 2005. As such, effective with the Company’s first fiscal quarter of 2006, SFAS No. 123R will eliminate the Company’s ability to account for stock options using the method permitted under APB 25 and instead require us to recognize compensation expense should the Company issue options to its employees or non-employee directors. The Company is in the process of evaluating the impact adoption of SFAS No. 123R will have on the financial statements.

Business Segments
The Company operates in one segment and therefore segment disclosure is not presented. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing the performance of the segment.

DIAMOND POWERSPORTS, INC.
Notes to Financial Statements
For the Years Ended December 31, 2004 and December 31, 2003

NOTE B - GOING CONCERN

As shown in the accompanying financial statements, the Company has suffered recurring losses from operations, has negative working capital, has a stockholders’ deficit and certain debt is in default that raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on developing operations, increasing revenues and obtaining new capital. Management has enacted the following plan to address these issues: (1) obtain funding from new investors to alleviate the Company's capital deficiency, (2) refinance existing debt on existing assets, (3) lease larger facilities in order to manufacture certain products thereby reducing costs and (4) market motorcycle accessories through significant, proven trade shows that produce individual orders in excess of $75,000.

NOTE C - INVENTORIES

Inventories consisted of the following at December 31, 2004:

Raw materials                                   $ 19,749
Work-in-process                                  40,869
Finished goods                                     99,726

                                                      $ 160,344
                                                        ======

NOTE D - NOTES PAYABLE

Notes payable at December 31, 2004 includes an unsecured non-interest bearing note payable for $28,380 to an unrelated individual dated July 30, 2004. An interest rate of 7% per annum is imputed. Payments on the note of $3,000 begin January 1, 2005 through October 1, 2005. The second note is an unsecured non-interest bearing note payable due on demand from a stockholder of the Company also dated July 30, 2004. An interest rate of 7% per annum is imputed. At December 31, 2004, the note balance is $16,793 with imputed interest of $482 included in accrued expenses. Payments are $2,000 per month though September 30, 2005. Both notes payable mature in 2005.

In 2003, the note payable to Bank, that was originally collateralized by certain transportation equipment and guaranteed by one of the Company’s officers, was transferred to the Officer. During 2002, the loan went into default whereby the bank repossessed the equipment. The amount transferred to the Officer in 2003 was $64,381 in exchange for common stock of the Company.

DIAMOND POWERSPORTS, INC.
Notes to Financial Statements
For the Years Ended December 31, 2004 and December 31, 2003

NOTE E - BANK LINE OF CREDIT

At December 31, 2003, the Company’s bank line of credit in the amount of $32,314 was reclassified as short-term credit card debt, and included in accounts payable. A separate line of credit was guaranteed by one of the Officers of the Company, and in 2003, the balance of the line of credit of $20,448 was transferred to the Officer in exchange for common stock of the Company.

NOTE F - OPERATING LEASES

As of December 31, 2004, the Company has two long-term non-cancelable operating leases for warehouse and office space. The initial lease terms expire December 31, 2006 and October 1, 2008, both with two year renewal options, as defined. The amount charged to rent expense is $84,907 in 2004 and $41,231 in 2003. Minimum future lease payments for the initial lease terms as of December 31, 2004 are as follows:

  Year ending December 31,                         Amount

             2005                                                  $ 91,770
2006                                                      96,368
2007                                                      47,787
2008                                                      37,167

Total minimum future lease payments             $ 273,092
                                                                   =======

NOTE G - EQUITY

During the year ended December 31, 2004, the Company issued 3,183,516 shares of common stock in exchange for cash, services and compensation and 1,630,117 shares, as approved in 2003 (see below), for a total of 4,813,633 shares of its common stock as follows:

During 2004, the Company issued 895,000 shares to several unrelated investors under a Regulation D private placement offering. The Company received cash proceeds of $346,645 for 895,000 shares of common stock issued and recorded $20,759 in consulting services, as the fair market value on the date of issue for 57,420 shares.

In January and December, 2004, 1,797,625 shares of common stock were issued as bonus and compensation to Officers, employees and directors. Compensation expense of $555,214 was expensed at the fair market value on the date of the compensation agreement. In December 2004, 200,000 of these shares were retired resulting in a decrease in compensation expense of $54,000.

Services were rendered by a public relations company in exchange for 433,471 shares. Consulting expenses of $170,001 was charged as the fair value of services rendered. In December 2004, 125,000 of these shares were retired resulting in a decrease in consulting expenses of $37,500.

DIAMOND POWERSPORTS, INC.
Notes to Financial Statements
For the Years Ended December 31, 2004 and December 31, 2003

NOTE G - EQUITY (continued)

During the first quarter 2004, the Company retired 155,100 shares of common stock issued in 2003 to a consultant due to nonperformance resulting in a decrease in consulting expense of $77,550. In the fourth quarter, the Company retired 200,000 of free trading options previously expensed using the Black-Scholes option pricing method as required under SFAS No, 123, see below, resulting in an additional decrease in consulting expense of $65,050. The options were retired due to the termination of the consulting agreement.

On December 19, 2003, the Company adopted a non-qualified stock compensation plan to register 500,000 shares of common stock and 250,000 options to purchase shares the common stock at $.30 per share for a total registration and issuance of 750,000 shares of common stock (see Note I).

During the year ended December 31, 2003, the Company issued a total of 749,357 shares and approved the issuance of 1,630,117 shares of its common stock for a total of 2,379,474 shares as follows:

In June, August and December, 2003, 83,000 shares of common stock were issued as bonus and compensation to employees. Compensation expense of $ 23,130 was expensed as the fair value of the shares on the date of issue.

During 2003, a consultant provided services in exchange for 60,000 shares. Consulting expenses of $18,000 was expensed as the fair value for 2003 services.

During 2003, the Company issued 291,157 shares to several unrelated investors under a private placement offering. The Company received cash proceeds of $27,000 for 122,857 shares of common stock issued and, recorded $67,057 in consulting services for 168,300 shares of common stock issued.

On November 3, 2003, as amended on March 3, 2004, the Company entered into a consulting agreement to promote the Company in the investment community. The term of the agreement was initially for six months with an option to extend but was amended on March 13, 2004 to give the Company the right to terminate the contract after the first three months of the contract extension after the initial contract expires. The consultant shall be entitled to receive $25,000 cash per month, with adjustments (after the initial month of the agreement at $40,000), or the equivalent in free trading stock. Based upon the terms of the agreement, the Company issued 247,780 shares in 2003 having a fair value of $ 65,000 for consulting services.

DIAMOND POWERSPORTS, INC.
Notes to Financial Statements
For the Years Ended December 31, 2004 and December 31, 2003

NOTE G - EQUITY (continued)

The consultant also has the option to purchase $240,000 worth of free trading options at 30% discount to market, up to a maximum of 799,999 shares and at a floor price of $.30 per share. The consultant exercised some of its purchase options in 2003 and the Company received cash proceeds of $21,574 for 67,420 options exercised at a price of $.32 per share. The fair value of the options aggregating $130,105, was estimated on the grant date using the Black-Scholes option pricing method as required under SFAS No, 123 with the following weighted average assumptions: expected dividend yield 0%, volatility 166%, risk-free interest rate 0.93%, expected term, 6 months. The $130,105 was charged to consulting expense at the grant date.

On September 30, 2003, the Company’s chief executive officer and corporate secretary agreed to take and accept as payment 1,104,531 common shares for their accumulated accrued compensation through December 31, 2002 which amounted to $242,997 on September 30, 2003. In addition, on that date, they agreed to take a bank note payable and line of credit amounting to $84,829 that are personally guaranteed in exchange for 385,586 shares. These shares were issued January 20, 2004.

During 2003, a consultant provided services in exchange for 140,000 shares of common stock. Consulting expense of $42,000 was expensed as the fair value for 2003. These shares were issued in 2004.

NOTE H - INCOME TAXES

The Company has approximately $266,000 of federal and state net operating losses that expire in various years through the year 2024.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at December 31, 2004 consists of net operating loss carry forwards calculated using federal and state effective tax rates. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $103,500 and $12,000 for the years ended December 31, 2004 and 2003, respectively.

The Company’s net deferred tax asset as of December 31, 2004 is as follows:

Net operating loss carryforwards                                     $ 266,000
Valuation allowance                                             (266,000)

Net deferred tax asset                             $    --
 ========

DIAMOND POWERSPORTS, INC.
Notes to Financial Statements
For the Years Ended December 31, 2004 and December 31, 2003

NOTE H - INCOME TAXES (Continued)

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the years ended December 31, 2004 and 2003 is as follows:

2004  2003
Income tax computed at the federal statutory rate  34%   34%
State income taxes, net of federal tax benefit                    4%             4%
Valuation allowance      (38%)  (38%)
Total deferred tax asset                      0%               0%

NOTE I - RELATED PARTY TRANSACTIONS

On November 1, 1999, the Company entered into annual renewable employment agreements with its chief executive officer and president and its corporate secretary (“Officers”). The agreements provide for compensation to these two Officers beginning in 2000 with annual renewals upon the mutual agreement of the Company and Officers, for an incentive salary equal to one half of one percent (1/2%) of the adjusted net profits (as defined) and for other normal benefits. For 2004 and 2003, Officers’ compensation under the terms of the agreements are $186,219 and 400,000 shares of the Company’s common stock and $169,290 salary and 400,000 shares of the Company’s common stock respectively. The 800,000 shares compensation for 2004 and 2003 was issued in 2004 at the fair market value of the shares on the date of agreement.

At December 31, 2002, $259,697 Officers’ compensation remained unpaid and was recorded as accrued compensation, shareholders. This accrued compensation was paid in common stock on September 30, 2003, See Note G.

The Company has a shareholder loan payable to these two Officers. The loan bears interest at 7%, is due on demand and at December 31, 2004, the balance, including accrued interest, is $73,949.

The Officers are guarantors of certain credit card debts of the Company.

NOTE J - SUBSEQUENT EVENTS

On February 16, 2005, 50,000 shares of common stock were issued to an outside consultant in exchange for services performed. Consulting services of $12,500 were recorded, representing the fair market value ($.25) on that date.

In February and March 2005, the Company sold 239,761 shares of common stock to several unrelated investors under a private placement offering at prices varying from $.13 to $.20 per share, and received cash proceeds of $33,000.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Perrella & Associates, P.A., Certified Public Accountants, audited our financial statements. We have had no changes in or disagreements with our accountants.

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Until January 2, 2006 (40 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------

--------------------------------
Prospectus Summary
Risk Factors
Use of Proceeds
Determination of Offering Price
Dilution
Selling Security Holders
Plan of Distribution
Legal Proceedings
Directors & Executive Officers
Security Ownership
Description of Securities
Interests of Named Experts
SEC’s Position on Indemnification
Description of Business
Management’s Discussion & Analysis
Description of Property
Certain Relationships and Related Transactions
Market for Common Stock
Executive Compensation
Financial Statements

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Diamond Powersports. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Diamond Powersports since such date.
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Diamond Powersports, Inc.

3,045,450 Shares
Common Stock
$.001 Par Value

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PROSPECTUS
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November 23, 2005

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INFORMATION NOT REQUIRED TO BE INCLUDED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Diamond Powersports, Inc. shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Florida, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, including an action involving liability under the Securities Act of 1933, as amended, by reason of the fact that he is or was a director or officer of Diamond Powersports, Inc., or served any other enterprise as director, officer or employee at the request of Diamond Powersports, Inc. The Board of Directors, in its discretion, shall have the power on behalf of Diamond Powersports, Inc. to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of Diamond Powersports, Inc.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by Diamond Powersports, Inc. in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	EXPENSE
SEC Registration Fee                                        $ 123
Legal Fees and Expenses                                  $ 15,000
Accounting Fees and Expenses                         $ 10,000
Miscellaneous*                                                 $  1,000
=============================================
Total*                                                              $ 26,123

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

From October 2001 to April 2002, we sold 82,820 shares of our common stock, $.001 par value, between $.25-.50 per share to unrelated investors in what was a private placement within the meaning of the rules and regulations under the Securities Act. Aggregate proceeds amounted to $34,160. We relied upon the exemption from registration provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act, and on comparable exemptions under state laws. We believe these exemptions were available because the issuances were made to accredited investors in transactions not involving a public offering and we provided investors with the disclosures required by Regulation D.

During the first quarter of 2002, we issued 400,000 of our common stock to Greentree Financial Group, Inc. for professional services, including:
•	Assistance in preparation of private offering documents
•	Compliance with state Blue Sky regulations
•	Compliance with the Securities and Exchange Commission's periodic reporting requirements
•	Tax and accounting services, and
•	EDGAR services
•	Preparation of interim financial information
•	Locating product vendors
•	Other consulting services

We valued the shares at $.50 per share, yielding an aggregate amount of $200,000.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor ; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During the first quarter of 2002, 350,000 shares of our common stock were issued to Market Voice, Inc. in connection with their investor relation services for us. Market Voice's services include disseminating information on Diamond Powersports, Inc. to the public via press releases, Internet and radio. We valued the shares at $.50 per share, yielding an aggregate amount of $175,000. Market Voice, Inc. also purchased 30,000 shares of common stock at $.50 per share during the first quarter of 2002. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During the first quarter of 2002, an additional 27,500 shares were issued to six different employees and subcontractors for administrative services performed for Diamond Powersports, Inc. We valued the shares at $.50 per share, yielding an aggregate amount of $13,750. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuances were isolated private transactions which did not involve a public offering; (2) each offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless its shares are registered or an exemption from registration is available; (3) the offerees were sophisticated investors ; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the sale of the stock took place directly between each offeree and our management.

Also during the first quarter of 2002, we converted an unsecured convertible loan from a related party investor bearing interest at 8% per annum due on demand. At December 31, 2001 the balance due the investor was $17,500, including accrued interest, and it was converted into 70,000 shares of our common stock pursuant to an oral agreement made by the Diamond Powersports, Inc. in August of 2000. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During the year ended December 31, 2003, we issued 641,500 common shares for services rendered. The shares were valued at the quoted market price on the date of issuance which ranged from $.25-.35. The aggregate market value of the shares was approximately $179,000, of which $39,920 was included in selling, general and administrative expenses in the financial statements for the nine months ended September 30, 2003. The remainder will be included in selling, general and administrative expenses in the 2003 year end financial statements. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was in isolated private transactions which did not involve a public offering; (2) in each case there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

Also during the year ended December 31, 2003, we issued 122,142 shares of our common stock for $34,200. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was in isolated private transactions which did not involve a public offering; (2) in each case there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

Also during the year ended December 31, 2003, we issued a total of 1,490,110 shares of our common stock to Pierre and Lisa Elliott in exchange for them paying off the $77,481 note payable to bank related to an equipment loan for which we were in default to Bank of America, forgiving a shareholder loan payable that was due them of $17,057 and forgiving remaining accrued payroll due them of $16,711. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During the year ended December 31, 2004, we issued 2,288,516 common shares for services rendered which were valued at the quoted market price on the date of issuance which ranged from $.25-.35. The aggregate market value of the shares was approximately $745,974, which was included in operating expenses in the year end financial statements. 325,000 shares were retired which resulted in decreases of $54,000 in compensation expense and $37,500 in consulting expense in the year end financial statements. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was in isolated private transactions which did not involve a public offering; (2) in each case there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

Also, during the year ended December 31, 2004, we issued 895,000 shares of our common stock for $346,645. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was in isolated private transactions which did not involve a public offering; (2) in each case there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During the nine months ended September 30, 2005, we sold 239,761 shares for $33,000 at prices ranging from $.13 to $.20. This amount was included under operating expenses in our financial statements for the nine months ended September 30, 2005. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuances were isolated private transaction which did not involve a public offering; (2) in each case, there was only one offeree, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offerees were sophisticated investors; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between each offeree and our management.

Also, during the nine months ended September 30, 2005, we issued 282,000 shares of stock as employee compensation.   These shares were issued at the fair market value at the date of issuance, generally ranging from $.10 to $.20 per share.    50,000 shares of stock were issued for consulting services with a fair market value of $12,500 and another 50,000 shares were issued for stock sold in February 2005. This amount was included under operating expenses in our financial statements for the nine months ended September 30, 2005. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuances were isolated private transaction which did not involve a public offering; (2) in each case, there was only one offeree, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offerees were sophisticated investors; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between each offeree and our management.

EXHIBITS

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation*
3.2	Amendment to Articles of Incorporation*
3.3	Bylaws*
4	Form of Stock Certificate*
5	Legal Opinion
10.1	Employment Agreement with Pierre Elliott**
10.2	Employment Agreement with Lisa Elliott**
10.3	Consulting Agreement with Greentree Financial Group, Inc.**
10.4	Consulting Agreement with Big Apple Consulting USA, Inc.**
10.5	Facilities Lease Agreement*
10.6	Bank of America Promissory Note*
10.7	2003 Non-Qualified Stock Compensation Plan (1)
10.8	2005 Non-Qualified Stock Compensation Plan (2)
23.1	Consent of Harold H. Martin, P.A. (Included in exhibit 5)
23.2	Consent of Perrella & Associates, P.A.

* Indicates filed as an exhibit to the Registrant’s registration statement on Form SB-2, Commission File No. 333-87992.

** Indicates filed as an exhibit to the Registrant’s registration statement on Form SB-2, Commission File No. 333-87992 on January 28, 2004.

(1)  Incorporated by reference from Form S-8 filed on December 22, 2003.
(2) Incorporated by reference from Form S-8 filed on November 29, 2005

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a.	Include any prospectus required by Section 10(a)(3) of the securities Act of 1933;
b.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c.	Include any additional or changed material information on the plan of distribution.

2.
That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.
In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Ft. Lauderdale, Florida on November 23, 2005.

Diamond Powersports, Inc.

/s/Pierre Elliott
By: Pierre Elliott
Title:  President & CEO, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

/s/ Pierre Elliott
By: Pierre Elliott
Title:	President and CEO, Director
Date:	November 23, 2005

         /s/ Lisa Elliott
By:  Lisa Elliott
Title:  CFO, Director
Date:  November 23, 2005

/s/ David A. Lewis
By: David A. Lewis
Title: Director
Date: November 23, 2005